Emmet, Marvin & Martin, llp Counsellors at Law 120 Broadway New York, New York 10271 Tel: 212-238-3000 Fax: 212-238-3100 www.emmetmarvin.com

December 9, 2019

The Bank of New York Mellon

as Depositary

240 Greenwich Street

New York, New York, 10286

Re:	Unsponsored American Depositary Shares for ordinary shares of Dino Polska S.A.

Ladies and Gentlemen:

We refer to the registration statement to be filed on Form F-6 under the Securities Act of 1933 (the "Registration Statement") by the legal entity created by the agreement for issuance of American Depositary Shares ("ADSs"), representing ordinary shares of Dino Polska S.A., for which you propose to act as Depositary.

We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the Statement of Terms and Conditions of the ADSs included as an exhibit to the Registration Statement will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the ADRs.

This opinion may be used by you as an exhibit to the Registration Statement.

Very truly yours,

/S/ EMMET, MARVIN & MARTIN, LLP

EMMET, MARVIN & MARTIN, LLP